EXHIBIT 16.1


[KPMG Letterhead]



October 21, 2002


Securities and Exchange Commission
Washington, D.C.  20549



Ladies and Gentlemen:

We were previously principal accountants for SMTEK International, Inc. and, under the date of August 16, 2002, except for the third paragraph of note 5 to the consolidated financial statements which is dated as of September 25, 2002, we reported on the consolidated financial statements of SMTEK International, Inc. as of and for the years ended June 30, 2002 and 2001. On October 14, 2002, our appointment as principal accountants was terminated.
We have read SMTEK International, Inc.'s statements included under Item 4 of its Form 8-K dated October 14, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with SMTEK International, Inc.'s statements that the Board of Directors and Audit Committee engaged PricewaterhouseCoopers LLP as principal independent auditors, or that SMTEK International, Inc. did not consult with PricewaterhouseCoopers LLP on (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements; or
(ii) the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions, or a reportable event, as described in Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,


/s/ KPMG LLP

KPMG LLP